Exhibit 99.1

805 King Farm Blvd.

Rockville, MD 20850 / USA

Nasdaq.com

Sent via Electronic Delivery to: monghai@looksmart.com; jevans@looksmart.com; ddonohoe@donohoeadvisory.com

May 26, 2015

Mr. Michael Onghai

Chief Executive Officer

LookSmart, Ltd.

50 California Street,

16th Floor San Francisco, CA 94111

Re: LookSmart, Ltd. (“LookSmart” or the “Company”) Nasdaq Symbol: LOOK

Dear Mr. Onghai:

On March 24, 2015, Staff notified the Company that it did not comply with Listing Rule 5550(b) (the “Rule”), which requires a minimum $2,500,000 stockholders’ equity, $35,000,000 market value of listed securities, or $500,000 net income from continuing operations. Based on our further review and the materials submitted on May 11, 2015, Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.

As described in the Company’s submission, the Company entered into a merger agreement with privately-held Pyxis Tankers Inc. (“Pyxis”), whereby LookSmart will merge with and into Maritime Technologies Corp., a wholly owned subsidiary of Pyxis. Maritime Technologies Corp. will be the surviving corporation following the merger and will continue as a wholly- owned subsidiary of Pyxis. After completion of the merger, the public stockholders of LookSmart are expected to own approximately 5.66% of the total issued and outstanding common stock of Pyxis. In that regard, on May 12, 2015 Pyxis submitted an initial listing application to have the combined entity’s common stock listed on the Nasdaq Capital Market. According to the Submission, Pyxis believes that it will qualify under the net income listing standard1 based on the fact that it exceeded $750,000 in net income from continuing operations in the fiscal years ended December 31, 2012 and 2013, as well as all other requirements for initial listing on the Nasdaq Capital Market. The Company expects to consummate the merger no later than August 31, 2015.

Based on the Company’s submission, Staff has determined to grant the Company an extension of time to regain compliance with the Rule. The terms of the extension are as follows: on or before September 21, 2015, the Company must complete the merger with Pyxis and/or opt for one of the two following alternatives to evidence compliance with the Rule prior to its next periodic filing.

1 Listing Rule 5505(b)(3)

Mr. Michael Onghai

May 26, 2015

Alternative 1: The Company must furnish to the SEC and Nasdaq a publicly available report (e.g., a Form 8-K or Form 6-K) including:

1.	A disclosure of Staff’s deficiency letter and the specific deficiency(ies) cited;
2.	A description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing;
3.	An affirmative statement that, as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transaction or event referenced in Step 2; and
4.	A disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Alternative 2: The Company must furnish to the SEC and Nasdaq a publicly available report including:

1.	Steps 1 & 2 set forth above;
2.	A balance sheet no older than 60 days with pro forma adjustments for any significant transactions or event occurring on or before the report date. The pro forma balance sheet must evidence compliance with the stockholders' equity requirement; and
3.	A disclosure that the Company believes it also satisfies the stockholders’ equity requirement as of the report date and that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Regardless of which alternative the Company chooses, if the Company fails to evidence compliance upon filing its periodic report for the quarter ended September 30, 2015 with the SEC and Nasdaq the Company may be subject to delisting. In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel.

If you have any questions, please contact me at + 1 301 978 8049 or Rachel Scherr, Listing Analyst, at + 1 301 978 8049.

Sincerely,

Randy Genau

Director, Listing Qualifications

The Nasdaq Stock Market